Exhibit 10.21
RETIREMENT AND RELEASE AGREEMENT

This Retirement and Release Agreement (this "Agreement") is by and between Michael A. Creel ("Employee") and Enterprise Products Company, a Texas corporation (the "Company"), on behalf of itself and each of the Released Parties (as defined below).

            For purposes of this Agreement, the term "Company Affiliate" means and includes (individually, collectively or in any combination) (i) the Company, (ii) Enterprise Products Partners L.P., (iii) EPCO Holdings, Inc., (iv) Enterprise Products Holdings LLC, (v) Enterprise Products OLPGP, Inc., (vi) Enterprise Products Operating LLC, (vii)  Dan Duncan LLC, (viii) the respective subsidiaries and affiliates of any of the foregoing entities, (ix) any other entity which is controlled, directly or indirectly, individually, collectively or in any combination, by the Company and/or any of the foregoing entities, (x) any other entity which is controlled, directly or indirectly, individually, collectively or in any combination, by The Estate of Dan L. Duncan, Deceased, Dan L. Duncan's descendants or any trusts for any of their respective benefit, and (xi) any predecessors, subsidiaries, related entities, officers, directors, equity owners, parent entities, agents, attorneys, employees, successors, or assigns of any of the foregoing.  "Company Affiliated Group" means the Company and the Company Affiliates, whether individually, collectively or in any combination, as the context may require.

WITNESSETH

WHEREAS, Employee notified the Company in writing of Employee's intent to retire on the Retirement Date (as defined below) at least 180 days prior to the Retirement Date (or the Company, in its discretion, waived all or part of such notice period); and

WHEREAS, Employee retired from the Company on December 31, 2015 (the "Retirement Date") and upon such retirement ceased to be an employee, consultant or director of the Company  or any member of the Company Affiliated Group; and

WHEREAS, Employee's retirement shall be deemed to have been a "Qualifying Termination" for purposes of the equity-based award agreements by and between the Company and Employee that are set forth on Exhibit A hereto (collectively, the "Incentive Plan Awards"), but only if this Agreement is timely signed by Employee and becomes irrevocable as provided below; and

WHEREAS, Employee and the Company desire, among other things, to (i) clarify Employee's obligations with respect to the Confidential Information (as defined below) acquired by Employee during Employee's employment with the Company Affiliated Group and (ii) terminate all Claims (as defined below) Employee has or may have arising from, based upon or related to Employee's employment with, or Employee's termination of employment from, the Company Affiliated Group.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby agree:

Section 1.                          Vesting of Incentive Plan Awards.  If, and only if, this Agreement is timely executed by Employee and becomes irrevocable as provided below, then, in exchange for the promises and the release of Claims by Employee as provided below, the Company  agrees that Employee's termination of employment on the Retirement Date shall constitute a "Qualifying Termination" for purposes of Employee's vesting in the Incentive Plan Awards; provided, however, with respect to any Incentive Plan Award that is a unit option or unit appreciation right, such Incentive Plan Award shall continue to be exercisable only at such time(s) and in such manner as provided in the grant agreement for such Incentive Plan Award and (ii) nothing in this Agreement shall extend the term of any such unit option or unit appreciation right. Further, nothing in this Agreement shall terminate or modify any "clawback provision" that is provided in the grant agreement for any Incentive Plan Award.

Section 2.                           Employee's Rights to Consideration.  Employee acknowledges and agrees that, unless and until this Agreement becomes irrevocable as provided below, Employee has no rights to receive the consideration set forth in Section 1. Employee further acknowledges and agrees that the consideration Employee receives pursuant to this Agreement is in addition to all other consideration that Employee is or may be entitled to receive pursuant to or based upon Employee's employment, or the termination of such employment, with the Company Affiliated Group.

Section 3.                          Termination of Prior Rights.  Employee acknowledges and agrees that except as otherwise expressly provided in this Agreement, this Agreement terminates in full all rights Employee has or may have, contractual or otherwise, relating to or based upon Employee's employment with, or the termination of Employee's employment from,  the Company Affiliated Group.

Section 4.                           Voluntary Termination; Resignations.  Employee acknowledges and agrees that, effective on the Retirement Date, Employee voluntarily terminated Employee's employment with the Company Affiliated Group and resigned from all positions and titles Employee then held with any and all members of the Company Affiliated Group, including, if applicable, as an officer and/or a director thereof.

Section 5.                               Release of Claims.

A.            Release and Waiver:  In exchange for the consideration provided to Employee by the Company pursuant to Section 1 of this Agreement, Employee hereby forever releases all Company Affiliated Group members and all of their respective current and former directors, officers, employees, owners and agents (collectively, the "Released Parties") from any and all claims, demands, causes of actions, liabilities and expenses of any and every kind that may be waived and released by law, including any and all rights with respect to the same, that Employee has or may have based upon, arising from or in any way related to Employee's employment with the Company Affiliated Group or the termination of such employment (collectively, the "Claims"). This release and waiver includes, but is not limited to, all Claims that Employee has or may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Acts of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex

(including claims of sexual harassment); 42 U.S.C. §1981, which prohibits race discrimination; claims under the Family and Medical Leave Act; the Federal and Texas Equal Pay Acts, which prohibit paying men and women unequal pay for equal work; the Rehabilitation Act of 1973 and the Americans with Disabilities Act, which prohibit discrimination on the basis of handicap or disability; the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but excluding any vested benefits or rights Employee has or may have under any employee benefit plan of any member of the Company Affiliated Group that is subject to ERISA; claims for discrimination under the Texas Commission on Human Rights Act as codified in the Texas Labor Code; claims for discrimination or retaliation under the Texas Workers' Compensation Act; or any other federal, state or local laws or regulations prohibiting employment discrimination, retaliation or harassment.  This release and waiver also includes any and all Claims that Employee (i) has or may have for wrongful discharge, whether based on claimed violations of statutes, regulations or public policy, or based on claims in contract or tort, and (ii) has or may have suffered any harm by or through the actions or omissions of a Released Party, including, but not limited to, all negligence claims and/or any other tort or contract claims.

B.            Scope of Release/Non-release of Future Claims based on Subsequent Acts or Omissions:  Employee agrees and acknowledges that Employee has voluntarily entered into this this release and waiver of Claims and that this release and waiver covers all Claims based on any fact, event or omission, whether known or unknown by Employee, that occurred on or before the date of Employee's execution of this Agreement. Employee fully agrees and understands that if any fact, event, act or omission on which Employee's execution of this release and waiver is premised be hereafter found, determined, suspected or claimed to be other than or different from the facts and/or circumstances now believed or understood by Employee to be true or correct, Employee nonetheless expressly accepts and assumes the risk of such possible differences in fact or circumstance and agrees that this release and waiver shall continue to  remain effective, notwithstanding  such difference in any such fact or circumstance.  The Company acknowledges that Employee has not released any Claims that Employee may have under the Age Discrimination in Employment Act that arise after the date this Agreement is executed by Employee.

C.            No Future Lawsuits, Complaints, or Claims:  Employee hereby waives any and all rights Employee has or may have to file any charge or complaint against any Released Party arising out of, based upon or related to Employee's employment with, or termination of employment from, the Company Affiliated Group before any federal, state or local court or any federal, state or local administrative agency, except where the waiver or release of such right is prohibited by applicable law. This Agreement, however, does not prevent Employee from filing a timely charge with the Equal Employment Opportunity Commission (the "EEOC") (or with any other agency with similar provisions or regulations concerning the regulation of releases between private parties) concerning claims of discrimination, including a challenge to the validity of the waiver contained in this Agreement, although Employee hereby waives Employee's right to recover any damages or other relief in any claim or suit brought by or through the EEOC or any other federal, state, or local agency on Employee's behalf. Employee hereby certifies that Employee has no pending workers' compensation claims, or any basis for any such claim, and that this Agreement is not related in any way to any claim for workers' compensation benefits.

Section 6.                          Effective Date of this Agreement.   Employee agrees and acknowledges that:

A.            Receipt of Agreement:  A copy of this Agreement was delivered to Employee by the Company on or before the Retirement Date and by virtue of such delivery, Employee has been advised in writing by the Company that Employee has the right to seek Employee's own legal counsel before signing this Agreement. Employee understands and agrees that this Agreement shall be null and void for all purposes if Employee signs this Agreement prior to the Retirement Date.

B.            Acceptance Period:  Employee acknowledges that Employee has been given 21 days beginning immediately after the Retirement Date (the "Acceptance Period") within which to consider the releases and waivers included in this Agreement. Employee further acknowledges that any revisions or changes made to this Agreement do not extend or restart the running of the Acceptance Period. If Employee chooses to sign this Agreement at any time prior to the end of the  Acceptance Period, Employee agrees and acknowledges that Employee signs this Agreement willingly and voluntarily and expressly waives Employee's right to wait the entire 21-day period as provided in the law.

C.            Revocation Period:  Employee understands and acknowledges that (i) Employee has seven days after signing this Agreement (the "Revocation Period") to revoke it and (ii) this Agreement will not become effective or enforceable for any purpose unless and until the Revocation Period has expired without a revocation of this Agreement by Employee.  Any notice of revocation of this Agreement is effective only if given by Employee to the Senior Vice President, Human Resources of the Company (at the delivery address of the Company set forth in Section 15 below), in writing on or before 5:00 p.m. (Houston, Texas time) on the seventh day after the date Employee signs this Agreement. If Employee timely executes this Agreement as provided above during the Acceptance Period and does not revoke it within the Revocation Period, Employees agrees and acknowledges that this Agreement shall become irrevocable on the first day following the end of the Revocation Period and shall be deemed effective retroactively as of the Retirement Date.

D.            Failure to Accept:  Employee understands and agrees that if Employee does not sign this Agreement and deliver it to the Company during the Acceptance Period, the Company's proffer of this Agreement is automatically rescinded, and this Agreement shall be null and void for all purposes, effective as of the end of the Acceptance Period or on such earlier date, if any, that Employee informs the Company in writing that Employee has rejected (or, if executed, has timely revoked) this Agreement.

E.            Death:  If Employee dies during the Acceptance Period without having signed this Agreement, or dies in the Revocation Period without having revoked this Agreement, this Agreement shall be deemed executed and irrevocable on Employee's death.

F.           Retirement Unaffected:  Employee understands and acknowledges that Employee's termination of employment with the Company Affiliated Group on the Retirement Date is, and shall remain, effective for all purposes on the Retirement Date, regardless of whether Employee enters into this Agreement.

Section 7.             Proprietary and Confidential Information.  Employee agrees and acknowledges that to enable Employee to perform Employee's duties with the Company Affiliated Group, Employee has been provided by one or more members of the Company Affiliated Group, and/or acquired information regarding the Company Affiliated Group's, trade secrets and/or proprietary and confidential information related to the Company Affiliated Group's past, present or anticipated business (collectively, "Confidential Information").  Employee agrees and understands that Employee has a continuing legal obligation to take all reasonable steps and precautions to insure that the Company Affiliated Group's Confidential Information is kept secret and confidential for the sole use and benefit of the Company Affiliated Group. Employee agrees to follow the Company's instructions regarding the handling of Confidential Information. Therefore, except as may be required by law, Employee acknowledges that Employee will not, at any time, disclose to others, permit to be disclosed, use, permit to be used, copy or permit to be copied, any Confidential Information acquired during Employee's employment with the Company Affiliated Group unless such Confidential Information has ceased to be confidential other than through an action or inaction of Employee in violation of this Section 7. Employee agrees that, in the event of an actual or threatened breach by Employee of the provisions of this Section 7, the Company shall be entitled to inform all potential or new employers of Employee of the existence of, and the relevant terms and provisions of, this Agreement.

Section 8.           Non-Solicitation and Non-Competition:  As an ancillary agreement to the agreements of Employee regarding Confidential Information contained in Section 7, and to further protect (i) the Confidential Information provided to Employee by the Company Affiliated Group during Employee's employment with the Company Affiliated Group and (ii) the goodwill of the Company Affiliated Group, Employee agrees to the restrictions set forth below in this Section 8.

A.             Non-Solicitation of Employees:  Employee agrees that, during the period beginning on the Retirement Date and ending on the date that is 24 months after the Retirement Date (the "Restriction Termination Date"), Employee will not solicit or induce, either directly or indirectly, any employee of any Company Affiliated Group member to cease employment with the Company Affiliated Group and Employee will not assist (either directly or indirectly) any other person or entity in any such solicitation. Employee and the Company agree that employees of the Company Affiliated Group may respond to open advertisements of employment with a future employer of Employee, but only if such response is without any inducement from Employee. Such voluntary responses by employees of the Company Affiliated Group do not violate this non-solicitation provision.

B.            Non-Solicitation of Customers:  Employee agrees that, during the period beginning on the Retirement Date and ending immediately after the Restriction Termination Date, Employee will not, either directly or indirectly, for personal gain or on behalf of a competitor or any other person, solicit or accept competing business of the same or similar type carried on by any member of the Company Affiliated Group from any Covered Customer (as defined below). Employee shall not engage in any conduct to encourage or cause a Covered Customer to cease doing business or otherwise decrease the level of business the customer does with the Company Affiliated Group. A "Covered Customer" is a customer of any member of the

Company Affiliated Group (i) with whom Employee had contact within the 24 months of Employee's employment with the Company Affiliated Group or (ii) for whom Employee had access to the Confidential Information of the Company Affiliated Group about such customer.

C.              Non-Competition: Employee acknowledges that: (a) the business of the Company Affiliated Group is national in scope and its products and services are marketed throughout the United States; (b) the Company Affiliated Group competes with other businesses that are or could be located in any part of the United States; and (c) the provisions of this Section 8 are reasonable and necessary to protect the Confidential Information, business and goodwill of the Company Affiliated Group. Employee hereby expressly acknowledges that the vesting of the Incentive Plan Awards provided in Section 1 is, in part, consideration for Employee's agreement to the restrictions in Section 7 and this Section 8 and that such vesting consideration is reasonably related to the Company's interest in protecting its goodwill. Therefore, Employee agrees that, during the period beginning on the Retirement Date and ending on the Restriction Termination Date, Employee will not, directly or indirectly, anywhere in the United States:

(i)  perform for, render advice to, or otherwise assist any business whose products or activities compete in whole or in part with the products or activities of any member of the Company Affiliated Group (a "Competitor") in any position, job, task, function, or responsibility that is substantially similar to the positions, jobs, tasks, functions, or material responsibilities that Employee performed on behalf of the Company Affiliated Group or any member thereof at any time during the final two years of Employee's employment with the Company Affiliated Group;

(ii)  as an employee, independent contractor or consultant, accept employment with any Competitor relating to such subjects that Confidential Information to which the Employee had access while employed by the Company Affiliated Group would likely assist the Competitor if Employee were to breach Employee's duties of confidentiality and use such Confidential Information on behalf of the Competitor; and

(iii)  invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, any Competitor; provided, however, that (i) Employee may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any Competitor (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and (ii) Employee may serve on the board of directors of a Competitor which is a publicly-traded entity as long as Employee does not use or disclose Confidential Information in performing Employee's duties as a director of such publicly-traded entity.

D.            Reformation:  If any covenant or restriction in this Section 8 is held to be unreasonable, arbitrary, or against public policy, such covenant or restriction will be considered to be divisible with respect to scope, time, and geographic area, and shall be reformed to such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Employee.

E.             Extension of Time:  The period of time applicable to any covenant or restriction in this Section 8 will be extended by the duration of any violation by Employee of such covenant or restriction.

F.             Other Employment:  Employee will, while the covenants and restrictions in this Section 8 are in effect, give notice to the Company, within 10 days after accepting any other employment, of the identity of Employee's employer. Employee acknowledges and agrees that the Company may notify such employer that Employee is bound by this Agreement and, in the Company's sole discretion and/or at the Company's sole election, furnish such employer with a copy of this Agreement or relevant portions hereof.

G.           Reasonableness of Restrictions:  Employee acknowledges that the foregoing covenants and restrictions in this Section 8 are reasonable and appropriate means of protecting the Confidential Information and the goodwill of the Company Affiliated Group, while not unreasonably interfering with the Employee's ability to make a living. Employee agrees that these covenants and restrictions are reasonable and necessary because the activities prohibited by this Section 8 would likely result in the improper use or disclosure of the Company's Confidential Information in breach of Section 7 of this Agreement and harm the goodwill of the Company to the detriment of the Company Affiliated Group.

Section 9.            Amendments.  This Agreement may only be amended in writing signed by Employee and an authorized officer of the Company.

Section 10.        Confidentiality.  Employee agrees that Employee, and any person acting on Employee's behalf, will not, directly or indirectly, speak about, disclose or in any way, shape or form, communicate to anyone, except as permitted in this Section 10, the terms of this Agreement or the consideration received by Employee from the Company. Employee agrees that the above described information may be disclosed only as follows: (i) to the extent as may be required by law to support the filing of Employee's income tax returns; (ii) to the extent as may be compelled by legal process; (iii) to the extent necessary to Employee's legal or financial advisors, but only after such person to whom the disclosure is to be made agrees to maintain the confidentiality of such information and to refrain from making further disclosures or use of such information; (iv) to the extent necessary to enforce or comply with this Agreement; or (v) to the extent necessary to Employee's employment with another employer, Employee may furnish to such employer the portions of Sections 7 and 8 of this Agreement that are relevant to such employment.

Section 11.          Non-disparagement.  Employee agrees that Employee will not publicly disparage, criticize, condemn or impugn the business or personal reputation or character of any Released Party, or any of the actions or omissions which are, have been or may be taken or omitted by any Released Party with respect to or based upon matters, events, facts or circumstances arising or occurring prior to the date of Employee's execution of this Agreement. In response to inquiries by potential employers, Employee may respond that Employee retired. Further inquiries by a potential employer to the Company shall be responded to by the Company with statements of the dates of Employee's employment with the Company Affiliated Group members and Employee's job title. No member of the Company Affiliated Group shall have any obligation to respond to any inquiries from prospective employers of Employee unless they are made in writing and addressed specifically to the Company and in response to such inquiries the Company shall not be obligated to provide any information other than to confirm Employee's dates of employment and job title. The Company shall not make any unfavorable or unflattering statements in public about Employee. The Company agrees that it will not publicly disparage, criticize, condemn or impugn the business or personal reputation or character of Employee.

Section 12.              Cooperation.  Employee agrees to cooperate with the Company Affiliated Group to the extent reasonably requested by the President or Chief Executive Officer of the Company in all matters relating to the winding up of Employee's work pending on the Retirement Date on behalf of the Company Affiliated Group, the orderly transfer of any such pending work and any then or future litigation matters related to Employee's work on behalf of the Company Affiliated Group. The Company hereby agrees to pay Employee's reasonable expenses incurred in connection with performing such cooperation requested by the Company. Employee agrees to immediately notify the Company if Employee is served, or is informed that Employee will be served, with legal process to compel Employee to disclose any information related to Employee's employment with the Company Affiliated Group, unless prohibited to do so by law.

Section 13.             Documents.  Employee certifies that Employee has delivered to the Company all correspondence, memoranda, notes, records, data, information, analysis, and other documents, including all copies thereof, whether in electronic or other form, and all other property of the Company Affiliated Group of whatever nature that is related in any manner to the past, present or anticipated business of the Company Affiliated Group.

Section 14.             Enforcement of Agreement.  Should any provision of this Agreement be held to be invalid or wholly or partially unenforceable, such holding shall not invalidate or void the remainder of this Agreement. Any provision of this Agreement held to be invalid or unenforceable shall be revised as is warranted to carry out the intent of the parties as embodied herein to the maximum extent permitted by law as to be valid and enforceable, or if such is not possible, then such provision shall be deemed to have been wholly excluded with the same force and effect as if it had never been included herein.

Section 15.                          Notices.  Any notice, request, demand, waiver or consent required or permitted hereunder must be in writing and must be given (i) by prepaid registered or certified mail, with return receipt requested, addressed as follows or (ii) personally delivered at the following address:
To the Company:
Enterprise Products Company

If by mail:
Post Office Box 4735
Houston, Texas 77210-4735

If by personal delivery:
1100 Louisiana Street, Suite 1000
Houston, Texas 77002-5227
Attn: Senior Vice President, Human Resources

To Employee:
Michael A. Creel

The date of any notice that is mailed, and the date of delivery of such notice to the Company, shall be deemed to be the date of mailing. Each party may change its above address for the purpose of giving notice to the other by giving notice as provided above.

Section 16.                          Choice of Law; Jurisdiction; Waiver of Jury Trial.  The parties hereby agree that (i) except where preempted by applicable federal law, the laws of the State of Texas shall govern this Agreement, without regard to any conflict of laws principles, and (ii) venue shall be proper only in Houston, Harris County, Texas. The parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts in Houston, Harris County, Texas and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.  Further, each party hereby knowingly, voluntarily and intentionally irrevocably waives any and all claims or rights that such party (and any successor or assign of such party) may have to any trial by jury on any issue arising out of any litigation or dispute under this Agreement, such party intending to waive and forever relinquish any and all rights under applicable law providing for a right of trial by jury.

Section 17.            Remedies.  The parties agree that, because damages at law for any breach or nonperformance of this Agreement by Employee, while recoverable, will be irreparable and inadequate, this Agreement may be enforced in equity by specific performance, injunction, or otherwise. Should any provisions of this Agreement be held to be invalid, such holdings shall not invalidate or void the remainder of this Agreement. Employee shall be entitled to enforce Employee's rights and the Company's obligations under this Agreement by any and all applicable actions at law or equity. In addition to other remedies available to it, the Company shall be entitled to petition an appropriate court for temporary restraining orders and temporary and permanent injunctions without the necessity of proving actual damages to prevent a breach or contemplate a breach by Employee of any provision of this Agreement since the Company will have no adequate remedy at law. The amount for the bond to be posted if an injunction is sought by the Company shall be $1,000.00. The Company shall also be entitled to recover its costs and attorneys' fees incurred in enforcing this Agreement.

Section 18.                     Entire Agreement.  This Agreement contains all understandings, promises and representations between Employee and the Released Parties pertaining to the subject matters hereof and supersedes and replaces in full all prior and contemporaneous understandings, agreements, promises, representations and warranties, both written and oral, between Employee and the Released Parties with respect to such subject matters.

Section 19.             IRC Section 409A.

A.            Intent:  The parties intend for the payments provided under this Agreement to be exempt, to the maximum extent possible, from Section 409A of the Internal Revenue Code of

1986, as amended, and, to the extent not exempt from Section 409A, to comply with Section 409A.

B.            409A Payments:  Notwithstanding any provision of this Agreement to the contrary, if Section 409A is applicable to a payment provided under this Agreement, the parties intend for such payment to be made only upon an event, at a time and in a manner that complies with Section 409A. In this regard, (i) if such payment is in installments, each installment shall be treated as a separate payment, (ii) such payment is to be made only upon or following Employee's "separation from service", as defined under Section 409A, and (iii) if Employee is a "specified employee" for purposes of Section 409A and such payment would subject Employee to additional tax under Section 409A if it were paid prior to first date that is more than six months after Employee's separation from service, then such payment is to be delayed and paid (without interest) to Employee in a lump sum on the first business day that is more than six months after Employee's separation from service (or on any earlier date permitted by Section 409A without Employee incurring  such additional tax thereunder).

Section 20.                          Taxes.

A.            Withholding:  Notwithstanding anything in this Agreement to the contrary, the Company is authorized to withhold from any and all payments made to Employee pursuant to this Agreement all taxes (income, FICA or otherwise) it may be required to withhold therefrom pursuant to any applicable law.

B.            No Company Liability:  Employee hereby acknowledges and agrees that the Company shall not be liable (i) for all or any portion of any taxes, penalties, interest or other expenses that Employee incurs or may incur on account of any payment made to Employee under this Agreement not complying with an applicable law, including, without limitation, Section 409A, or (ii) for any failure of the Company to withhold any tax or other amount required to be withheld therefrom pursuant to an applicable law.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS RETIREMENT AND RELEASE AGREEMENT IN MULTIPLE COPIES, EACH OF WHICH SHALL BE DEEMED AN ORIGINAL, BUT ALL OF WHICH TAKEN TOGETHER SHALL CONSTITUTE ONE AND THE SAME INSTRUMENT, EFFECTIVE FOR ALL PURPOSES AS PROVIDED ABOVE.

EMPLOYEE:

/s/ Michael A. Creel                                                          Date: January 18, 2016
Michael A. Creel

COMPANY:

Enterprise Products Company

By:            /s/ Gary Smith                                                         Date: January 26, 2016
Name:            Gary Smith
Title:            Senior Vice President – HR

EXHIBIT A
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RETIREMENT AND RELEASE AGREEMENT

Incentive Plan Awards

	Award	EPD Plan	Grant Number	Date Granted	Remaining Unvested Award Units
1.	Phantom Units	LTIP	P08-1093	2-18-2015	120,700
2.	Phantom Units	LTIP	P08-26	2-19-2014	106,500
3.	Restricted Units	LTIP	R08-1142	2-19-2013	72,200
4.	Restricted Units	LTIP	R98-1595	2-21-2012	36,000